Exhibit 99.1

Finish Line Board Elects New Director Richard P. Crystal

INDIANAPOLIS, Oct. 27, 2009—The Board of Directors of The Finish Line, Inc., (Nasdaq: FINL) today announced that 30-year retail veteran Richard P. Crystal has been elected as a new Director.

Crystal, 64, is Chairman and Chief Executive Officer of women’s clothing retailer New York & Company. He joined the organization in 1996 as President and Chief Executive Officer of what was then Lerner New York. In 2002, Lerner New York became a privately held organization and became known as New York & Company. During his tenure, Crystal continued to lead the organization as its President and Chief Executive Officer, and in 2004, New York & Company became a public company with Crystal as Chairman and Chief Executive Officer.

Earlier in his career, Crystal was with R.H. Macy/Federated for 20 years, where he served in a variety of senior management positions, culminating in his appointment as Chairman and Chief Executive Officer, Product Development and Specialty Retail (Aéropostale, Inc.). He began his career with Stern’s Department Store, based in New York City.

Crystal holds a B.A. in history from New York University.

“With his deep expertise in retail and obvious executive leadership capabilities, we look forward to benefiting from Richard’s contributions and insights into our business,” said Finish Line Board Chairman Alan Cohen.

“Finish Line is a powerful brand with a premium positioning that offers a strong foundation for the future,” said Crystal. “I’m pleased to join the Board and look forward to working with management to continue to strengthen the company.”

Forward-Looking Statements
Certain statements contained in this press release regard matters that are not historical facts and are forward-looking statements (as such term as defined in the rules promulgated pursuant to the Securities Act 1933, as amended).  Because such forward-looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements.

Other factors that could cause results of the company to differ materially include, but are not limited to: changing consumer preferences; the company’s inability to successfully market its footwear, apparel, accessories and other merchandise; price, product and other competition from other retailers (including internet and direct manufacturer sales); the unavailability of products; the inability to locate and obtain favorable lease terms for the company’s stores; the loss of key employees; the effect of economic conditions including conditions resulting from the current turmoil in the financial services industry, depressed demand in the housing market and unemployment rates; management of growth, the outcome of litigation, and the other risks detailed in the company’s Securities and Exchange Commission filings.

The company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Finish Line
The Finish Line, Inc. is a premium athletic footwear store and one of the nation’s largest mall-based specialty retailers, offering a deep selection of performance and sport-style footwear, apparel and accessories for men, women and kids. The Finish Line, Inc. is publicly traded on the NASDAQ Global Select Market under the symbol FINL. The company operates 679 Finish Line stores in 47 states and online at www.finishline.com.

Media Contact:	Investor Contact:
Anne Roman	Ed Wilhelm
On behalf of Finish Line	CFO, Finish Line
419-724-9900	317-899-1022 ext. 6914